Exhibit 10.27

[Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain information marked with“[***]” has been omitted as it is (i) not material and (ii) is customarily and actually treated as private or confidential by the registrant.]

DATED	28 JANUARY 2020

PÁDRAIG Ó RÍORDÁIN

and

POWER LEISURE BOOKMAKERS LTD
______________________________

SERVICE AGREEMENT
______________________________

THIS AGREEMENT is made on
BETWEEN
(1)POWER LEISURE BOOKMAKERS LTD, a company which has its registered office at Power Tower, Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin 4 (the “Company”); and
(2)    Pádraig Ó Ríordáin of Craigmore, 4 Temple Villas, Palmerston Road, Dublin D06 WN34 (the “Executive”)

IT IS AGREED as follows; -
1.Term and Job Description
1.1The Executive shall be employed by the Company as Group Commercial Director & Chief Legal Officer or in such other similar capacity, consistent with his status and seniority, to which he may be lawfully assigned by the Chief Executive Officer from time to time.
1.2The Employment shall take effect on a date in the second quarter of 2020 to be confirmed (the “Effective Date”).
1.3Subject to clause 17, the Employment will continue unless and until terminated by either party giving to the other 12 months’ prior written notice.
2.Salary
2.1The Executive’s annual basic salary is €650,000 (six hundred and fifty thousand Euro) (less statutory and any other agreed deductions). The salary will be reviewed annually during the Employment. No salary review will be undertaken after notice has been given by either party to terminate the Employment. The Company is under no obligation to increase the Executive’s salary following a salary review.
2.2The Executive’s salary will accrue on a daily basis, and will be payable in arrears in equal monthly instalments, on or about 25th of each month. The Company reserves the right to change the method/date of payment in the future.
2.3The Executive’s salary will be inclusive of all fees and other remuneration to which he may be or become entitled as an officer of the Company or of any other Group Company.
2.4The Executive agrees that the Company has the statutory right to deduct from his salary any amount owed to the Company or any Group Company by the Executive, subject to the Company first informing the Executive of the amounts it proposes to deduct and why, and giving the Executive a reasonable opportunity to challenge the proposal. The Executive acknowledges that in order to comply with corporate governance standards, the discretionary bonus arrangements and share incentive plans operated by the Company from time to time (the “Plans”) include, or may in the future include, provisions which in certain circumstances allow for the reduction of amounts payable to the Executive and/or for the Executive to repay to the Company all or part of any amounts received by him pursuant to those Plans. The Executive hereby agrees to be bound by such provisions of the Plans both during and following the Employment and, without prejudice to the Company’s statutory rights, acknowledges the right of the Company to deduct from any amount payable to his any amount he owes to the Company or any Group Company pursuant to the Plans.

3.Bonus
3.1The Executive is eligible to participate in the Company’s discretionary bonus plans operated from time to time for employees of his seniority and status.
3.2The Executive will be eligible under the terms of the Company’s Deferred Share Incentive Plan (the “Bonus Plan”) and subject to performance conditions being met, to receive a maximum bonus of 280% of his base salary from time to time. The Executive’s entitlement to receive a bonus shall be subject to the rules of the Bonus Plan. For the avoidance of doubt all bonus entitlements relate solely to the performance of duties under this Agreement and only this Agreement. The Executive’s entitlement to receive a bonus shall be subject to the rules of the Bonus Plan.
3.3The Executive has no contractual entitlement to receive a bonus, and payment of a bonus in any year does not give rise to any obligation on the Company to make a payment in any subsequent or future year.
4.Duties
4.1During the Employment, the Executive will:
(a)diligently perform all such duties and exercise all such powers as are lawfully and properly assigned to him from time to time by the Chief Executive Officer and/or the Board, whether such duties or powers relate to the Company or any other Group Company;
(b)comply with all directions lawfully and properly given to him by the Chief Executive Officer and the Board;
(c)comply with all rules and regulations issued by the Company;
(d)unless prevented by sickness, injury or other incapacity, devote the whole of his time, attention and abilities during his Working Hours to the business of the Company or any other Group Company for which he is required to perform duties;
(e)promptly provide the Chief Executive Officer and the Board with all such information as it may require in connection with the business or affairs of the Company and of any other Group Company for which is required to perform duties;
(f)promptly disclose to the Chief Executive Officer and the Board full details of any wrongdoing by any employee of any Group Company where that wrongdoing is material to that employee’s employment by the relevant company or to the interest or reputation of any Group Company; and
(g)use his best endeavours to promote the interests and reputation of every Group Company.
4.2The Executive accepts that the Company may require him to perform duties for any other Group Company whether for the whole or part of his working time. The Company will remain responsible for the payment and benefits the Executive is entitled to receive under this Agreement.
4.3The Executive accepts that the Company may transfer the Employment to any other Irish Group Company.
4.4The Executive’s Working Hours shall be such hours as are required in the proper performance of his duties.
5.Location
5.1The Executive’s normal place of work is Flutter’s Dublin offices.

5.2The Executive agrees to travel and work (both within and outside the United Kingdom and Ireland) as may be required for the proper performance of his duties under the Employment.
6.Expenses
The Company will reimburse (or procure the reimbursement of) all out-of-pocket expenses properly and reasonably incurred by the Executive in the course of his Employment subject to the Executive’s compliance with the Company’s expenses policy in force from time to time
7.Share Based-Incentive Plans
7.1The Executive shall be eligible to participate in any current or future share-based incentive plans operated by the Company and as determined by the Remuneration Committee to be appropriate from time to time for employees of his seniority and status. The grant of awards under such share-based incentive plans is discretionary.
7.2The Executive has no contractual entitlement to receive an award under any of the Company’s share-based incentive plans, and the grant of an award in any year does not create any obligation on the Company to make an award in any subsequent year.
8.Pension
8.1The Executive may become or remain a member of the Group Pension Plan (the “Plan”) subject to the terms and conditions of the trust deed and rules governing the Scheme from time to time. During each year of the Employment, the Company shall pay a contribution equal to 10% of the Executive’s base salary (less required deductions) to the Plan. Alternatively, the Executive may elect that this amount or any part of this amount be paid directly to the Executive as a cash allowance (less any deductions required by law).
9.Insurance
9.1During the Employment, subject to the Executive’s age or health not being such as to prevent cover being obtained without exceptional conditions or unusually high premiums, the Company will:
(a)pay for the benefit of the Executive, his spouse or civil partner and any dependent children under the age of 18 subscriptions to the Company’s private medical expenses insurance arrangements for the time being in force on the appropriate scale;
(b)pay for the benefit of the Executive subscriptions to the Company's life insurance arrangements for the time being in force; and
(c)pay for the benefit of the Executive subscriptions to the Company's income protection insurance arrangements for the time being in force.
9.2The Company reserves the right at any time to withdraw such benefits or to amend the terms upon which they are provided.
10.Holiday
10.1The Executive will be will be entitled to uncapped paid holiday (plus public holidays in Ireland), as per the Uncapped Holiday Allowance policy, a copy of which can be found on the Hub. Holiday is to be taken at a time or times convenient to the Company.
10.2On termination of the Employment, the Executive’s entitlement to accrued statutory holiday pay shall be calculated on a pro-rata basis (which calculation shall be made on the basis that each day of paid holiday is equivalent to 1/260 of the Executive’s salary).
11.Sickness and Other Incapacity

11.1Subject to the Executive's compliance with the Company's policy on notification and certification of periods of absence from work, the Executive will be paid in accordance with the Company sick pay policy
11.2The Executive will not be paid during any period of absence from work (other than due to holiday, sickness, injury or other incapacity) without the prior permission of the Chief Executive Officer.
11.3The Executive agrees that he will undergo a medical examination by a doctor appointed by the Company at any time (provided that the costs of all such examinations are paid by the Company). The Company will be entitled to receive a copy of any report produced in connection with all such examinations and to discuss the contents of the report with the doctor who produced it and its advisers.
12.Other Interests
12.1Subject to the remainder of this clause 12, during the Employment the Executive will not (without the Board’s prior written consent) be directly or indirectly engaged, concerned or interested in any other business activity, trade or occupation.
12.2Notwithstanding clause 12.1 and subject to clause 12.3, the Executive may hold for investment purposes an interest of up to 3 per cent in nominal value or (in the case of securities not having a nominal value) in number or class of securities in any class of securities listed on or dealt in a Recognised Investment Exchange. The Executive shall notify all such interests to the Company’s secretarial office.
12.3The Executive may not hold any interest which would otherwise be permitted under clause 12.2 where the company which issued the securities carries on a business which is similar to, or competitive with, or is a supplier to, any business for the time being carried on by any Group Company unless the Company provides its written consent which may be subject to such conditions as the Company may impose.
12.4The Executive shall be free to take up an appointment as a non-executive director of another business or company not associated, in competition or conducting business with any Group Company, where such appointment does not adversely affect the performance of the duties expressly or implicitly imposed on or to be performed by the Executive pursuant to this Agreement. The acceptance by the Executive of any such appointment is subject to the prior written agreement of the Board. Remuneration or fees received with respect to appointments subject to this paragraph shall be the property of the Executive.

13.Shareholding Policy
14.The Executive shall be required to acquire and retain Flutter Entertainment plc shares having a market value of at least one times his total annual salary from time to time.  The Executive shall be allowed five years from the Effective Date to achieve this shareholding requirement and shall retain such Shares until the termination of his Employment. Shares which the Executive acquires pursuant to the vesting or exercise of any share option or award granted to his under any share incentive scheme of the Company may be counted towards this shareholding requirement. The Executive will be required to retain a minimum of 50% of post-tax vested awards until this shareholding requirement has been met.
15.Share Dealing and other Codes of Conduct
The Executive will comply with all codes of conduct adopted from time to time by the Board and with all applicable rules and regulations applicable in all places where the Group’s shares are listed or the Company or any Group Company carries on business and any other relevant regulatory bodies, including the Model Code on dealings in securities.
16.Intellectual Property
16.1It shall be part of the Executive’s normal duties or other duties specifically assigned to his (whether or not during normal working hours and whether or not performed at the Executive’s normal place of work) at all times to consider in what manner and by what new methods or devices the products, services, processes, equipment or systems of the Company with which he is concerned or for which he is responsible might be improved and might, as part of such duties, originate designs (whether registrable or not) or patentable work or other work in which copyright, database rights or trade mark rights (together Employee Works) may subsist. Accordingly:
(a)the Executive shall forthwith disclose full details of any Employee Works in confidence to the Company and shall regard himself in relation to any Employee Works as a trustee for the Company;
(b)all intellectual property rights in any Employee Works shall vest absolutely in the Company which shall be entitled, so far as the law permits, to the exclusive use thereof;
(c)notwithstanding (b) above, the Executive assigns to the Company (or its nominees) all right, title and interest, present and future, anywhere in the world, in copyright and in any other intellectual property rights in respect of all Employee Works written, originated, conceived or made by the Executive (except only those Employee Works written, originated, conceived or made by the Executive wholly outside his normal working hours hereunder and wholly unconnected with the Employment) during the continuance of the Employment;
(d)the Executive hereby waives all moral rights as author under all applicable statutes and laws in all jurisdictions in which the Company or any Group Company carries on business in respect of any Employee Works;
(e)the Executive agrees and undertakes that at any time during or after the termination of the Employment he will do everything necessary to vest all right, title and interest in any Employee Works in the Company (or its nominees) as legal and beneficial owner and to defend its rights in those works and to secure appropriate protection anywhere in the world, including executing such deeds or documents and doing all such acts and things as the Company may deem necessary or desirable to substantiate its rights in respect of the matters referred to above including for the purpose of obtaining letters patent or other privileges in all such countries as the Company may require. By entering into this Agreement the Executive irrevocably appoints the Company to act on his behalf to execute any document and do anything in his name for the purpose of giving the Company (or its nominee) the full benefit of the provision of this clause 15 or the Company’s entitlement under statute;
(f)if the Executive becomes aware of any infringement or suspected infringement of any intellectual property right in any Employee Works, the Executive will promptly notify the Company in writing; and
(g)the Executive will not disclose or make sure of any Employee Works without the Company’s prior written consent unless the disclosure is necessary for the proper performance of their duties.
17.Disciplinary and Grievance Procedures
The Executive is subject to the Company’s disciplinary and grievance procedures, copies of which are available on the Hub. These procedures do not form part of the Executive’s contract of employment.
18.Termination
18.1Either party may terminate the Executive’s employment in accordance with clause 1.3.
18.2The Company may, in its sole discretion, also terminate the Executive's employment in accordance with this clause 17.2 and pay the Executive a sum in lieu of notice ("Payment in Lieu of Notice") equal to the basic salary (calculated by reference to the Executive's basic salary at the date of termination) together with pension contributions and other benefits that would normally be paid for the notice period referred to in clause 1.3 if notice had been given (or, if notice has already been given, during the remainder of the notice period) ("Relevant Period"). The Executive may, in addition to receiving the Payment in Lieu of Notice, be entitled to a pro rata bonus for the year in which termination occurs if the Remuneration Committee so decides. If the Remuneration Committee awards a bonus for this period, it will be paid this at the same time as bonuses for the year are paid to other executives.
18.3The Payment in Lieu of Notice shall be paid within one month of the date of termination of the Executive's employment and shall be paid net of tax and subject to such deductions as may be required by law.
18.4As an alternative to the Payment in Lieu of Notice being paid in a lump sum, the Company may pay it in equal monthly instalments from the date on which the Executive's employment terminates until the end of the Relevant Period.
18.5If the Executive commences alternative employment at a basic annual salary of at least €50,000, for each month that instalments of the Payment in Lieu of Notice remain payable, the amount calculated in accordance with clause 17.2 (as is attributable to each monthly instalment of the Payment in Lieu of Notice) shall be reduced by such sum as is equal to 1/12th of the basic salary in excess of €50,000 the Executive is entitled to receive from the alternative employment. This clause 17.5 shall not apply to any non-executive director positions held or taken up by the Executive.
18.6Any entitlement that the Executive has or may have under any share-based incentive plan or annual bonus plan shall be determined in accordance with the rules of the relevant plan and shall not be affected by the Executive's receipt of the Payment in Lieu of Notice.
18.7For the avoidance of doubt, the Executive will not be entitled to receive any payment in addition to the Payment in Lieu in respect of any holiday entitlement that would have accrued during the period for which the Payment in Lieu is made.
18.8The Company may also terminate the Employment immediately and with no liability to make any further payment to the Executive (other than in respect of amounts accrued due at the date of termination) if the Executive:

(a)commits any serious or repeated breach of any of his obligations under this Agreement or his Employment;
(b)is guilty of serious misconduct which, in the reasonable opinion of the Company, has damaged or may damage the business or affairs of the Company or any other Group Company;
(c)is guilty of conduct which, in the reasonable opinion of the Company, brings or is likely to bring himself, the Company or any other Group Company into disrepute;
(d)is convicted of a criminal offence (other than a road traffic offence not subject to a custodial sentence);
(e)is disqualified from acting as a director of a company by order of a competent court;
(f)is declared bankrupt or makes any arrangement with or for the benefit of his creditors or has any order made against his to like effect;
(g)resigns his directorship of the Company or any Group Company (other than at the explicit request of the Board).
This clause shall not restrict any other right the Company may have (whether at common law or otherwise) to terminate the Employment summarily.
Any delay by the Company in exercising its rights under this clause shall not constitute a waiver of those rights.
18.9The Company may also terminate the Employment immediately by giving written notice to the Executive if the Executive is unable (whether due to illness or otherwise) properly and effectively to perform his duties under this Agreement for a period or periods totalling 180 days in any period of 365 days.
18.10The Company may terminate the Employment pursuant to clause 17.2 even when, as a result, the Executive would or may forfeit any entitlement to benefit under the permanent health insurance arrangements referred to in clause 9 or to sick pay under clause 11, save that the Company will not terminate the Employment solely on grounds of the Executive’s ill health where such an entitlement or benefit would be forfeited.
18.11On termination of the Employment for whatever reason (and whether in breach of contract or otherwise) the Executive will:
(a)immediately deliver to the Company all books, documents, papers, computer records, computer data, credit cards, and any other property relating to the business of or belonging to the Company or any other Group Company which is in his possession or under his control. The Executive is not entitled to retain copies or reproductions of any documents, papers or computer records relating to the business of or belonging to the Company or any other Group Company;
(b)immediately resign from any office he holds with the Company or any other Group Company (and from any related trusteeships) without any compensation for loss of office. Should the Executive fail to do so hereby irrevocably authorises the Company to appoint some person in his name and on his behalf to sign any documents and do anything to give effect to his resignation from office; and
(c)immediately pay to the Company or, as the case may be, any other Group Company all outstanding loans or other amounts due or owed to the Company or any Group Company. The Executive confirms that, should he fail to do so, the Company is to be treated as authorised to deduct from any amounts due or owed to the Executive by the Company (or any other Group Company) a sum equal to such amounts.

18.12The Executive will not at any time after termination of the Employment represent himself as being in any way concerned with or interested in the business of, or employed by, the Company or any other Group Company.
19.Suspension and Gardening Leave
19.1Where notice of termination has been served by either party whether in accordance with clause 1.3 or otherwise, the Company shall be under no obligation to provide work for or assign any duties to the Executive for the whole or any part of the relevant notice period and may require him:
(a)not to attend any premises of the Company or any other Group Company; and/or
(b)to resign with immediate effect from any offices he holds with the Company or any other Group Company (and any related trusteeships); and/or
(c)to refrain from business contact with any customers, clients or employees of the Company or any Group Company; and/or
(d)to take any statutory holiday which has accrued under clause 10 during any period of suspension under this clause 18.1
The provisions of clause 12.1 shall remain in full force and effect during any period of suspension under this clause 18.1. The Executive will also continue to be bound by duties of good faith and fidelity to the Company during any period of suspension under this clause 18.1.
Any suspension under this clause 18.1 shall be on full salary and contractual benefits.
19.2The Company may suspend the Executive from the Employment during any period in which the Company is carrying out an investigation into any alleged acts or defaults of the Executive and pending the outcome of any subsequent disciplinary process. Such suspension shall be on full salary and contractual benefits.
20.Restraint on Activities of Executive and Confidentiality
20.1The Executive will keep secret and will not at any time (whether during the Employment or thereafter) use for his own or another’s advantage, or reveal to any person, firm, company or organisation and shall use his best endeavours to prevent the publication or disclosure of any Confidential Information concerning the business or affairs of the Company or any Group Company or any of its or their customers.
20.2The restrictions in this clause shall not apply:
(a)to any disclosure of information which is already in the public domain otherwise than by breach of this Agreement;
(b)to any disclosure of information which was known to, or in the possession of, the Executive prior to his receipt of such information from the Company or any Group Company whenever so received;
(c)to any disclosure of information which has been conceived or generated by the Executive independently of any information or materials received or acquired by the Executive from the Company or any Group Company;
(d)to any disclosure or use authorised by the Board or required by the Employment or by any applicable laws or regulations, including, without limitation, to any disclosure required for patent purposes provided that the Executive promptly notifies the Company when any such disclosure requirement arises to enable the Company to take such action as it deems necessary, including, without limitation, to seek an appropriate protective order and/or make known to the appropriate government or regulatory authority or court the proprietary nature of the

Confidential Information and make any applicable claim of confidentiality with respect hereto;
(e)so as to prevent the Executive from using his own personal skill, experience and knowledge in any business in which he may be lawfully engaged after the Employment is ended; or
(f)to prevent the Executive making a protected disclosure within the meaning of any statutory provision applicable to the Executive and the Company.
21.Post-termination Covenants
21.1For the purposes of this clause 20 the term “Termination Date” shall mean the date of the termination of the Employment howsoever caused.
21.2The Executive covenants with the Company (for itself and as trustee and agent for each other Group Company) that he shall not, whether directly or indirectly, on his own behalf or on behalf of or in conjunction with any other person, firm, company or other entity:
(a)for the period of (subject to Clause 20.4 below 12 months following the Termination Date be employed engaged or interested in, or carry on or set up for his own account or for or with any other person or entity, whether directly or indirectly, (or be a director of any company engaged in), any activity in a Relevant Area which is or is preparing to be in competition with any business of the Company or any other Group Company either being carried on by such company at the Termination Date or in respect of which such company is at the Termination Date preparing to carry on, with which business or preparations to carry on business the Executive was concerned or connected at any time during the period of 12 months immediately prior to the Termination Date;
(b)for the period of (subject to Clause 20.4 below) 12 months following the Termination Date be employed, engaged or interested in, or act as adviser, consultant or lobbyist to or for, whether directly or indirectly, (or be a director of) any of the following companies:
[***].
(c)for the period of (subject to Clause 20.4 below) 12 months following the Termination Date canvass or solicit in competition with the Company or any other Group Company the custom of any person or entity who at any time during the period of 12 months immediately prior to the Termination Date was a customer or supplier of, or in the habit of dealing with, the Company or (as the case may be) any other Group Company and in respect of which the Executive had access to confidential information or with whose custom or business the Executive was personally concerned;
(d)for the period of (subject to Clause 20.4 below) 12 months following the Termination Date entice or try to entice away from the Company or any other Group Company any employee, director, officer, agent, consultant or associate of such a company who is employed or engaged in an executive, technical, professional or senior managerial capacity and with whom the Executive dealt personally, had contact with or managerial responsibility for at any time during the period of 12 months immediately prior to the Termination Date provided that this sub clause shall not apply to any employee whose basic salary is less than €40,000 per annum as at the date of this Agreement;
(e)for the period of (subject to Clause 20.4 below) 12 months following the Termination Date be employed engaged or interested in, or carry on or set up for his own account or for or with any other person or entity, whether directly or indirectly, (or be a director of any company engaged in), any activity in the United States of America which is or is preparing to be in competition with any Horse Wagering Business of the Company or any other Group Company either being carried on in the United States of America by such company at the Termination

Date or in respect of which such company is at the Termination Date preparing to carry on in the United States of America, with which such Horse Wagering Business or preparations to carry on such Horse Wagering Business the Executive was concerned or connected at any time during the period of 12 months immediately prior to the Termination Date;
(f)for the purpose of this clause 20:
“Relevant Area” means any country in which the Executive has been involved or concerned with the relevant activity or business of the Company or any Group Company and will include Ireland, the United Kingdom, Australia, Italy but not the USA; and
“Related Company” means in relation to the named company, any holding company or subsidiary of such named company or any subsidiary of such holding company (where holding company and subsidiary have the meanings ascribed to them by Section 7 and 8 of the Companies Act 2014).
21.3Each of the paragraphs contained in clause 20.2 constitutes entirely separate and independent covenants. If any covenant is found to be invalid this will not affect the validity or enforceability of any of the other covenants.
21.4The period during which the restrictions referred to in clauses 20.2(a), 20.2(b), 20.2(c) and 20.2(d) inclusive shall apply following the Termination Date shall be reduced by the amount of time during which, if at all, the Company suspends the Executive under the provisions of clause 18.1.
21.5The Executive agrees that if, during either the Employment or the period of the restrictions set out in clauses 20.2(a), 20.2(b), 20.2(c) and 20.2(d) inclusive (subject to the provisions of clause 20.4), he receives a written offer of employment or engagement, he will provide a copy of clause 19 to the offeror as soon as is reasonably practicable after receiving the offer and will inform the Company of the identity of the offeror as soon as possible after the offer is accepted.
21.6Any benefit given or deemed to be given by the Executive to any Group Company under the terms of this clause 20 is received and held on trust by the Company for the relevant Group Company. The Executive will enter into appropriate restrictive covenants directly with other Group Companies if asked to do so by the Company.
22.Executive’s Position as Director
22.1If applicable, the Executive’s duties as a director of the Company or any other Group Company are subject to the Articles of Association of the relevant company for the time being.
22.2If, as applicable, during the Employment the Executive ceases (other than by resigning) to be a director of the Company, this Agreement and the Employment will continue for the time being as if the Executive were a senior employee and with the same duties and responsibilities as were applicable in the Executive’s latter capacity.
23.Waiver of Rights
23.1If the Employment is terminated by either party and the Executive is offered re-employment by the Company (or employment with another Group Company) on terms no less favourable in all material respects than the terms of the Employment under this Agreement, the Executive shall have no claim against the Company in respect of such termination.

24.Data protection
24.1The Company holds personal information about the Executive. By accepting these terms and conditions, the Executive acknowledges and accepts that the Company will process personal information about his in the normal course of the employer/employee relationship to discharge its contractual obligations and in furtherance of the Company’s legitimate business interests.
24.2The Company will transfer personal information to other Group Companies both inside and outside the European Union and also to third parties as are necessary to administer aspects of the Executive’s employment (e.g. Revenue Commissioners, pay and benefit providers/administrators, occupational health advisers) and those necessary for the Company’s legitimate business interests such as its professional advisers and potential investors in the business.
24.3The Executive’s data will be retained for the duration of his employment plus an additional period (typically 7 years but possibly longer where required by law) to address the relevant retention and limitation periods determined by law. The Company will process the Executive’s personal information in accordance with data protection laws and the Executive can consult the Company’s privacy notice (as may be amended from time to time) (the “Notice”) for details about how to exercise his rights in respect of his data. The Notice, which is available on the Hub, provides detailed information on the processing of the Executive’s personal data.
24.4The Company will ensure that the Executive’s information is accurate, kept up to date and not kept for longer than is necessary. The Executive must let the Company know of any material change in his personal data (e.g. address, contact details, next of kin for emergency contact purposes, etc.). The Company will also take measures to safeguard the Executive’s data against unauthorised or unlawful processing and accidental loss or destruction or damage.
24.5The Company relies on the Executive as an employee to comply with all applicable workplace policies and procedures governing the use of Company facilities and the use and disclosure of data, with which the Executive must comply. The Company reserves the right to monitor the Executive’s use of Company facilities where the Company believes it is necessary to ensure compliance with acceptable usage and other applicable policies so the Executive must not assume that workplace email communications, social media use or web-use are private. The Executive is advised that where appropriate and available, evidence such as CCTV footage, web-logs, etc. will be used by the Company in the context of internal investigations and/or disciplinary proceedings.
25.Email and Internet Use
The Executive agrees to be bound by and to comply with the terms of the Company’s email and internet policy as amended from time to time.
26.Definitions
In this Agreement the following expressions have the following meanings:
“Board” means the board of directors of the Company or a duly constituted committee of the board of directors;
“Confidential Information” means any confidential information relating to the trade secrets, intellectual property, proprietary technology including but not limited to the patent pending business model and application software, products, operations, processes, plans, intentions, product information, customer lists and data and customer related information, betting patterns, general business practice, employee information, contact information, payment terms, marketing opportunities or plans, technical data, financial information, management systems, database information, agreements in effect or under negotiation, proposed alliances, business strategies or business affairs of the Company, any Group Company or any of its or their subcontractors, suppliers, customers, clients or other contacts, any other commercial information relating to the Company or any Group Company which is expressed either verbally or in writing to be confidential and any other information concerning the confidential affairs of the Company or any Group Company received or acquired by the Executive from the Company or any Group Company in pursuance of his duties under this Agreement;
“Employment” means the Executive’s employment in accordance with the terms and conditions of this Agreement;
“Group Company” means the Company, any holding company and any subsidiary of the Company or any holding company (as defined in section 7 and 8 of the Companies Act 2014);
“Recognised Investment Exchange” means any recognised stock exchange or a regulated market;
“Working Hours” has the meaning given to it by clause 4.4;
“Relevant Area” means any country in which the Executive has been involved or concerned with the relevant activity or business of the Company or any Group Company and will include Ireland, the United Kingdom, Australia and Italy but not the United States of America; and
“Horse Wagering Business” means any advanced deposit horserace wagering business.

27.Miscellaneous
27.1This Agreement, together with the offer letter dated 28 January 2020, constitutes the entire agreement and understanding between the parties, and supersedes all other agreements both oral and in writing between the Company and the Executive (other than those expressly referred to herein). The Executive acknowledges that he has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out in this Agreement or expressly referred to in it as forming part of the Executive’s contract of employment.
27.2The Executive represents and warrants to the Company that he will not by reason of entering into the Employment, or by performing any duties under this Agreement, be in breach of any terms of employment with a third party whether express or implied or of any other obligation binding on him.
27.3Any notice to be given under this Agreement to the Executive may be served by being handed to his personally or by being sent by recorded delivery first class post to his at his usual or last known address; and any notice to be given to the Company may be served by being left at or by being sent by recorded delivery first class post to its registered office for the time being. Any notice served by post shall be deemed to have been served on the day (excluding Sundays and public and bank holidays) next following the date of posting and in proving such service it shall be sufficient proof that the envelope containing the notice was properly addressed and posted as a prepaid letter by recorded delivery first class post.
27.4Any reference in this Agreement to an Act shall be deemed to include any statutory modification or re-enactment thereof.
27.5This Agreement may be executed in any number of counterparts, and by each party on separate counterparts, each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this agreement by e-mail or fax shall be as effective as delivery of a manually executed counterpart of this agreement. In relation to each counterpart, upon confirmation by or on behalf of the signatory that the signatory authorises the attachment of such counterpart signature page to the final text of this agreement, such counterpart signature page shall take effect together with such final text as a complete authoritative counterpart.

27.6This Agreement is governed by, and shall be construed in accordance with, the laws of Ireland. Each of the parties submits to the exclusive jurisdiction of the Irish Courts as regards any claim arising under this Agreement.

SIGNED by Peter Jackson        )
for and on behalf of Power Leisure Bookmakers Ltd    ) /s/ Peter Jackson
                                .............................
        Chief Executive Officer

EXECUTED AND DELIVERED as a     )
Deed by THE EXECUTIVE in the    )    /s/ Pádraig Ó Ríordáin
presence of:    )    ....................................
Pádraig Ó Ríordáin
Witness:
Signature:    ....../s/ Louise Glennon.......................................
Name:    ......Louise Glennon.......................................